Exhibit 10.1

Encompass Health Corporation Compensation Recoupment Policy
(adopted by the Board of Directors on July 20, 2023)

Except as noted below, the terms of this Policy, as may be amended from time to time, apply to each officer participating in one or both of the senior management bonus plan and the long-term incentive plan, as each may be amended from time to time, of Encompass Health Corporation (the “Company”). The Board of Directors of the Company (the “Board”) has designated its Compensation and Human Capital Committee (the “Committee”) as administrator of this Policy and delegated thereto all authority to make determinations under, and interpretations of, this Policy. Capitalized terms used in Sections I and II but not defined therein shall have the meanings set forth in Section III.

I.    General Policy

If any officer is found to have committed fraud or engaged in intentional misconduct in the performance of his or her duties for the Company, as determined by a final, non-appealable judgment of a court of competent jurisdiction, and the Committee determines in its sole judgment that such action caused harm to the Company, the Committee may, to the extent permitted by applicable law and to the extent it determines in its sole judgment that it is in the best interests of the Company to do so, (A) require reimbursement or return of any bonus or incentive compensation paid or delivered to such officer, (B) cause the cancellation of such officer’s restricted or deferred stock awards and outstanding stock options, and (C) require reimbursement of any gains realized on the exercise of stock options.
With respect to any officers who are not Executive Officers, the Committee may, to the extent permitted by applicable law and to the extent it determines in its sole judgment that it is in the best interests of the Company to do so, (a) require reimbursement or return of any bonus or incentive compensation paid or delivered to such officer, (b) cause the cancellation of such officer’s restricted or deferred stock awards and outstanding stock options, and (c) require reimbursement of any gains realized on the exercise of stock options, if and to the extent that (x) the amount of such compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to an Accounting Restatement and (y) the amount of such compensation that would have been awarded or delivered to such officer had the financial results been properly reported would have been lower than the amount actually awarded or delivered.

II.    Additional Terms Applicable to Executive Officers

In addition to the General Policy in Section I, Executive Officers, and only Executive Officers, shall also be subject to the terms and conditions set forth in this Section II.

1.    Interpretation. The terms set forth in this Section II are intended to comply with the requirements set forth in the corporate governance rules (the “Listing Rule”) of The New York Stock Exchange, or any other exchange on which the Company lists common stock (the “Stock Exchange”) and Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and shall be construed and interpreted in accordance with such intent. The Committee has full and final authority to make all determinations, in each case to the extent permitted under the Listing Rule and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Any action or inaction by the Committee with respect to an Executive Officer under this Policy in no way limits the Committee’s actions or decisions not to act with respect to any other Executive Officer under this Policy or under any similar policy, agreement or arrangement, nor shall any such action or inaction serve as a waiver of any rights the Company may have against any Executive Officer other than as set forth in this Policy.

2.    Policy Application. This Policy applies to all Incentive-Based Compensation received by a person: (i) after beginning service as an Executive Officer; (ii) who served as an Executive Officer at any time during the performance period for such Incentive-Based Compensation; (iii) while the Company had a class of securities listed on a national securities exchange or a national securities association; and (iv) during the three completed fiscal years immediately preceding the Accounting Restatement Date. In addition to such last three completed fiscal years, the immediately preceding clause (iv) includes any transition period that results from a change in the Company’s fiscal year within or immediately following such three completed fiscal years; provided, however, that a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to twelve months shall be deemed a completed fiscal year. For purposes of this Section, Incentive-Based Compensation is deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period. For the avoidance of doubt, Incentive-Based Compensation that is subject to both a Financial Reporting Measure vesting condition and a service-based vesting condition shall be considered received when the relevant Financial Reporting Measure is achieved, even if the Incentive-Based Compensation continues to be subject to the service-based vesting condition.

3.    Policy Recovery Requirement. In the event of an Accounting Restatement, the Company shall recover, reasonably promptly, Erroneously Awarded Compensation, in amounts determined pursuant to this Policy. The Company’s obligation to recover Erroneously Awarded Compensation is not dependent on if or when the Company files restated financial statements. Recovery under this Policy with respect to an Executive Officer shall not require the finding of any misconduct by such Executive Officer or such Executive Officer being found responsible for the accounting error leading to an Accounting Restatement. In the event of an Accounting Restatement, the Company shall satisfy the Company’s obligations under this Policy to recover any amount owed from each Executive Officer by exercising its sole and absolute discretion in how to accomplish such recovery, to the extent permitted under the Listing Rule and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code. The Company’s recovery obligation pursuant to this Section shall not apply to the extent that the Committee, or in the absence of the Committee a majority of the independent directors serving on the Board, determines that such recovery would be impracticable and:

a.    The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company shall make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Stock Exchange;

b.    Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company shall obtain an opinion of home country counsel, acceptable to the Stock Exchange, that recovery would result in such a violation, and shall provide such opinion to the Stock Exchange; or

c.    Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Code.

4.    Policy Prohibition on Indemnification and Insurance Reimbursement. The Company is prohibited from indemnifying any Executive Officer or former Executive Officer against the loss of Erroneously Awarded Compensation. Accordingly, notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Executive Officer that may be interpreted to the contrary, the Company shall not indemnify any Covered Executives against the loss of any Erroneously Awarded Compensation. Further, the Company is prohibited from paying or reimbursing an Executive Officer for purchasing insurance to cover any such loss.

5.    Other Recovery Obligations; General Rights. This Policy shall be binding and enforceable against all Executive Officers and, to the extent required by applicable law or guidance from the U.S. Securities and Exchange Commission or the Stock Exchange, their beneficiaries, heirs, executors, administrators or other legal representatives. The Board intends that this Policy will be applied to the fullest extent required by applicable law. Any employment agreement, equity award agreement, deferred compensation arrangement, compensatory plan or any other agreement or arrangement with an Executive Officer shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Executive Officer to abide by the terms of this Policy to the extent applicable as required by the Listing Rule. To the extent that the application of this Policy would provide for recovery of Incentive-Based Compensation that the Company recovers pursuant to Section 304 of the Sarbanes-Oxley Act or other recovery obligations, the amount the relevant Executive Officer has already reimbursed the Company will be credited to the required recovery under this Policy. This Policy shall not limit the rights of the Company to take any other actions or pursue other remedies that the Company may deem appropriate under the circumstances and under applicable law, in each case to the extent permitted under the Listing Rule and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code. Nothing contained in this Policy shall limit the Company’s ability to seek recoupment, in appropriate circumstances (including circumstances beyond the scope of this Policy) and as permitted by applicable law, of any amounts from any individual, in each case to the extent permitted under the Listing Rule and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code.

III.    Additional Definitions

a.    “Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

b.    “Accounting Restatement Date” means the earlier to occur of: (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if the Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; and (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

c.    “Erroneously Awarded Compensation” means, in the event of an Accounting Restatement, the amount of Incentive-Based Compensation previously received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts in such Accounting Restatement, and shall be computed without regard to any taxes paid by the relevant Executive Officer; provided, however, that for Incentive-Based Compensation based on stock price or total stockholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (i) the amount of Erroneously Awarded Compensation shall be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total stockholder return upon which the Incentive-Based Compensation was received; and (ii) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the Stock Exchange.

d.    “Executive Officer” shall mean each individual who is currently or was previously designated as an “officer” of the Company as defined in Rule 16a-1(f) under the 1934 Act. For the avoidance of doubt, the identification of an Executive Officer for purposes of this Policy shall include each executive officer who is or was identified pursuant to Item 401(b) of Regulation S-K under the 1934 Act, as well as the principal financial officer and principal accounting officer (or, if there is no principal accounting officer, the controller).

e.    “Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure; provided, however, that a Financial Reporting Measure is not required to be presented within the Company’s financial statements or included in a filing with the U.S. Securities and Exchange Commission to qualify as a “Financial Reporting Measure.” For purposes of this Policy, “Financial Reporting Measure” includes, but is not limited to, stock price and total stockholder return.

f.    “Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.